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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement Form S-1 No. 33-91408 and related Prospectus of YES! Entertainment Corporation for the registration of 320,729 shares of its common stock issued in connection with the conversion of Convertible Notes, and to the incorporation by reference therein of our report dated February 28, 1996, with respect to the consolidated financial statements and schedule of YES! Entertainment Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, California
November 15, 1996